Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

MANITEX INTERNATIONAL, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is:

Manitex International, Inc.

2.	The identification number assigned by the Bureau is:

10296D

3.	All former names of the corporation are:

Veri-Tek International Corp.

4.	The date of filing the original Articles of Incorporation was:

October 17, 2003

5.

The number of shares of Common Stock authorized pursuant to Article III of the Articles of Incorporation shall be increased to 25,000,000 shares by virtue of this Certificate of Amendment (and the number of authorized shares of Preferred Stock shall remain at 150,000 shares).

6.

The foregoing amendment to the Articles of Incorporation was duly adopted on the 4th day of June, 2015 pursuant to the authorization of the shareholders of the corporation on the 4th day of June, 2015 at an annual meeting of the corporation’s shareholders, where the necessary votes were cast in favor of the amendment.

7.	The effective date of this Certificate of Amendment is June 5th, 2015.

Signed this 5th day of June, 2015.

/s/ David J. Langevin
Name:	David J. Langevin
Title:	Chairman and Chief Executive Officer